UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Osteotech, Inc.

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N/A

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 18, 2009
Dear Stockholders:
It is my pleasure to invite you to the 2009 Annual Meeting of Stockholders of Osteotech, Inc. The meeting will be held at the Sheraton Eatontown Hotel and Conference Center, 6 Industrial Way East, Eatontown, New Jersey 07724 on June 18, 2009 at 9:00 a.m. local time. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.
This booklet includes the Notice of Annual Meeting of Stockholders and Proxy Statement. The Proxy Statement provides certain information regarding Osteotech’s directors, executive officers, compensation of management and corporate governance. At the meeting, stockholders will act on the following matters:
1.	The election of six directors, each for a term of one year (Proposal No. 1);

2.	The ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009 (Proposal No. 2); and

3.	Any other matters that properly come before the meeting.
Only stockholders of record at the close of business on April 21, 2009 are entitled to vote at the meeting or at any postponement or adjournment. A list of stockholders entitled to vote at the meeting will be available for inspection at Osteotech’s offices at 51 James Way, Eatontown, New Jersey 07724 for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.
We hope that you will be able to attend the Annual Meeting. If you need special assistance at the meeting, please contact the Investor Relations department at the Company. Whether or not you plan to attend, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the meeting.

By Order of the Board of Directors,
/s/ Sam Owusu-Akyaw
SAM OWUSU-AKYAW
President and Chief Executive Officer

May 6, 2009
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PLEASE SEE THE INSTRUCTIONS ON THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY CARD.

i

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Osteotech, Inc.
51 James Way
Eatontown, New Jersey 07724
(732) 542-2800

PROXY STATEMENT

Osteotech, Inc. (“Osteotech” or the “Company”) is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be used at the Annual Meeting of Stockholders to be held on June 18, 2009, beginning at 9:00 a.m., at the Sheraton Eatontown Hotel and Conference Center, 6 Industrial Way East, Eatontown, New Jersey 07724, and at any postponements or adjournments thereof. The approximate date of mailing for this proxy statement and proxy card as well as a copy of Osteotech’s 2008 Annual Report is May 6, 2009.
ABOUT THE MEETING
What is the purpose of the annual meeting?
At Osteotech’s annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:
•	the election of six directors, each for a term of one year (Proposal No. 1); and
•	the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009 (Proposal No. 2).
In addition, management will report on our performance during 2008 and respond to questions from stockholders.
Who is entitled to vote?
Only stockholders of record at the close of business on the record date April 21, 2009, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon. Stockholders do not have cumulative voting rights.
Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Parking is available free of charge in the hotel parking lot.
What constitutes a quorum?
The presence at the meeting, in person or by proxy, of the holders of one-third of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of April 21, 2009, the record date, 18,000,532 shares of Osteotech’s common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered present at the meeting.

How do I vote?
If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder as of the record date and attend the meeting, you may deliver your completed proxy card in person. If you are a “street name” stockholder and you wish to vote at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.
Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with Osteotech’s Assistant Secretary either a notice of revocation or a duly executed proxy bearing a later date. If you are a “street name” stockholder you may vote in person at the annual meeting if you obtain a proxy as described in the answer to the previous question. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
Can I vote by telephone or electronically?
No. We have not instituted any mechanism for telephone or electronic voting. “Street name” stockholders, however, may be able to vote electronically through their brokers. If so, instructions regarding electronic voting will be provided by the broker as part of the package which includes this proxy statement.
What are the Board’s recommendations?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:
•	FOR Proposal No. 1, election of the nominated slate of directors; and
•	FOR Proposal No. 2, ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.
Pursuant to the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?
Election of directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy card marked “WITHHOLD AUTHORITY” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
Other proposals. For each other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal will be required for approval. A properly executed proxy card marked “ABSTAIN” with respect to any such matter will not be voted on such matter, although it will be counted for purposes of determining whether there is a quorum and in determining the number of shares necessary for approval of such matter. Accordingly, an abstention will have the effect of a negative vote.
Broker non-votes. For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How can I obtain Osteotech’s corporate governance information?
Copies of Osteotech’s Code of Business Conduct and Ethics as well as the charters for Osteotech’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.osteotech.com. In addition, a copy of such documents will also be made available to our stockholders upon request by contacting our Investor Relations Department by calling 732-542-2800 or through e-mail request from our website at www.osteotech.com/finrequest.htm.
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 18, 2009:
Our proxy statement and 2008 Annual Report on Form 10-K are available at www.cfpproxy.com/3206.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Who are the largest owners of Osteotech’s stock?
The following table sets forth information regarding ownership of our Common Stock as of April 1, 2009 or earlier date for information based on filings with the Securities and Exchange Commission (the “SEC”) by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock. The information in this table is based solely on statements in filings with the SEC or other reliable information supplied to us by our directors, officers and principal stockholders.

Name and Address of Beneficial Owner or	Amount and Nature of	Percent
Identity of Group	Beneficial Ownership(1)	of Class(2)
Joint Filing comprised of Heartland Advisors, Inc. and William J. Nasgovitz, 789 North Water Street, Suite 500, Milwaukee, Wisconsin 53202(3)	2,574,767	14.3%

Joint filing comprised of John F. White, James F. Rice, Kenneth L. Wolfe, Foster L. Aborn and Kairos Partners III Limited Partnership, 600 Longwater Drive, Suite 204, Norwell, Massachusetts 02061(4)	1,560,415	8.7%

Dimensional Fund Advisors LP, 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401(5)	1,425,956	7.9%

(1)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 1, 2009. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown, and such shares are not subject to any pledge.

(2)
The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholder as of April 1, 2009 by (ii) the sum of (A) the number of shares of common stock outstanding as of April 1, 2009 plus (B) the number of shares issuable upon exercise of options held by such stockholder which were exercisable as of April 1, 2009 or which will become exercisable within 60 days after April 1, 2009.

(3)
The information set forth with respect to the Heartland Advisors, Inc. group is based on information contained in a statement on Schedule 13D jointly filed with the SEC on March 24, 2009. The Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company, owns 1,449,157 of the shares. Heartland Advisors, Inc., a federally registered investment advisor, provides investment advisory services to the Heartland Group Inc. The shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by (1) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc. Heartland Advisors, Inc. and Mr. Nasgovitz each have shared voting and investment power over the shares and specifically disclaim beneficial ownership of any shares reported on the Schedule 13D. The reporting persons do not admit that they constitute a group.

(4)
The information set forth with respect to the Kairos Partners group is based on information contained in a statement on Schedule 13G/A filed with the SEC on February 12, 2009. Shares reported therein as beneficially owned by Messrs. White, Rice, Wolfe and Aborn represent shares held by Kairos Partners II Limited Partnership and Kairos Partners III Limited Partnership (collectively, the “Kairos Partnerships”). Each of Messrs. White, Rice, Wolfe and Aborn is a member of the investment committee of the Kairos Partnerships. Such committee has shared voting and investment power over such shares. The chairman of the Board, Kenneth P. Fallon, III, is an Associate with Kairos Partners.

(5)
The information set forth with respect to Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.) is based on information contained in a statement on Schedule 13G/A jointly filed with the SEC on February 9, 2009. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described in the Schedule 13G/A that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G/A shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G/A for any other purposes than Section 13(d) of the Exchange Act.

How much stock do Osteotech’s directors and executive officers own?
The following table sets forth information regarding ownership of the Common Stock as of April 1, 2009 by (a) each director and nominee for director of the Company, (b) the Company’s Chief Executive Officer, Chief Financial Officer and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (c) all directors and executive officers as a group.

	Amount and
	Nature of	Percent of
	Beneficial	shares
Name of beneficial owner	Ownership(1)(2)	outstanding(3)
Kenneth P. Fallon, III	126,500	*

Sam Owusu-Akyaw	282,198	1.5%

Stephen S. Galliker	40,000	*

Dr. Cato T. Laurencin	0	*

Robert J. Palmisano	25,000	*

James M. Shannon	5,000	*

Mark H. Burroughs	131,010	*

Robert W. Honneffer	59,612	*

Robert M. Wynalek	89,530	*

All executive officers and directors as a group (9 persons)(4)	758,850	4.1%

*	Represents less than 1% of Osteotech’s outstanding common stock.

(1)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership as of April 1, 2009 or within 60 days after April 1, 2009. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown and such shares are not subject to any pledge. Includes shares of common stock purchased by executive officers pursuant to Osteotech’s Employee Stock Purchase Plan through December 31, 2008.

(2)	Includes the following shares underlying options which are currently exercisable or which will become exercisable within 60 days after April 1, 2009.

Name	Shares

Mr. Fallon	90,000
Mr. Owusu-Akyaw	215,000
Mr. Galliker	30,000
Dr. Laurencin	0
Mr. Palmisano	15,000
Mr. Shannon	0
Mr. Burroughs	105,250
Mr. Honneffer	38,250
Mr. Wynalek	74,000

(3)
The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares deemed to be beneficially held by such stockholder as of April 1, 2009 by (ii) the sum of (A) the number of shares of common stock outstanding as of April 1, 2009 plus (B) the number of shares issuable upon exercise of options held by such stockholder which were exercisable as of April 1, 2009 or which will become exercisable within 60 days after April 1, 2009.

(4)	Includes 567,500 shares underlying options which are currently exercisable or which will become exercisable within 60 days after April 1, 2009.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Under Osteotech’s Bylaws, all directors elected by the stockholders are elected for a one-year term or until their successors are duly elected and qualified. Each of the nominees has consented to serve a one-year term or until his successor is duly elected and qualified. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
Director Nomination Process
Criteria for Board Membership. The Charter of the Nominating and Corporate Governance Committee, or Nominating Committee, sets forth the criteria for identifying and recommending new candidates to serve as directors. In considering potential candidates of the Board, the Nominating Committee will give equal consideration to director candidates recommended by stockholders and the Nominating Committee’s own candidates, provided that the stockholder recommendations are made in accordance with the procedures described below. Candidates will be interviewed by the Nominating Committee to evaluate the following, among other qualifications it may deem appropriate:
•
Experience as a board member of another publicly traded corporation, experience in industries or with technologies relevant to Osteotech, accounting or financial reporting experience, or such other professional experience which the Nominating Committee determines qualifies an individual for Board service;

•
Candidates’ business judgment and temperament, ethical standards, view of the relative responsibilities of a board member and management, independent thinking, articulate communication and intelligence; and

•
Any other factors, as the Nominating Committee deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Stockholder Nominees. The Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of the Company. As described in our Bylaws, such stockholder’s proposal regarding nominees for director shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to be, or is, (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination. Such proposal should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholders’ Proposals” below. The procedures for submitting stockholder nominees and the advance notice provisions regarding timely submission of such nominees were adopted in connection with the amendment and restatement of our Bylaws in August 2005.

Process for Identifying and Evaluating Nominees. The Nominating Committee believes the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. Current directors standing for reelection are not required to participate in an interview process. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Nominating Committee. Candidates meriting serious consideration will be interviewed in person or by telephone by all members of the Board. Based on this input, the Nominating Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the Committee should recommend to the Board that such candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.
Each of the nominees listed in this Proxy Statement are current directors standing for re-election.
Board Nominees for the 2009 Annual Meeting
The Nominating Committee recommended that all six of the current directors be nominated for re-election to the Board. The Board voted to follow this recommendation as reflected in this Proposal No. 1, Election of Directors. The term of each current director expires at the 2009 Annual Meeting to be held on June 18, 2009.
The Board is submitting the following six nominees for election as directors of Osteotech for a one-year term or until their successors are duly elected and qualified.

		Director	Current Position
Name	Age	Since	With Company

Kenneth P. Fallon, III	70	1995	Chairman of the Board

Sam Owusu-Akyaw	56	2004	President, Chief Executive Officer and Director

Stephen S. Galliker	62	2004	Director

Dr. Cato T. Laurencin	50	2008	Director

Robert J. Palmisano	64	2005	Director

James M. Shannon	57	2007	Director

Business Experience of Nominees to the Board
Kenneth P. Fallon, III has served as a director of Osteotech since June 1995, and as Chairman of the Board since November 2005. Since March 2004, Mr. Fallon has been an Associate with Kairos Partners, an investment firm and a stockholder that owns approximately 8.7% of the Company’s outstanding stock. Mr. Fallon retired as the Chairman of the Board of Axya Medical, Inc., a Massachusetts based privately held medical device company, in March 2003 and was the Chief Executive Officer of Axya Medical Inc., from May 1999 until December 2002. In 1997 and 1998, Mr. Fallon was President of the surgical business at Haemonetics Corporation. In 1994 and 1995, Mr. Fallon served as Chief Executive Officer and Chairman of the Board of UltraCision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments. UltraCision, Inc. was sold to Ethicon EndoSurgery, a unit of Johnson & Johnson, Inc., in November 1995. From 1992 through 1994, Mr. Fallon served as President and Chief Executive Officer of American Surgical Technologies Corporation. Mr. Fallon was President, U.S. Operations of Zimmer, Inc., then a subsidiary of Bristol-Myers Squibb Company, from 1991 to 1992. From 1985 through 1991 he served as President of Zimmer’s Orthopaedic Implant Division, and from 1983 to 1985 as its Vice President of Marketing. Mr. Fallon previously served in positions of significant responsibility with the Codman and Orthopedic Divisions of Johnson & Johnson, Inc. Mr. Fallon is also a director of Conformis Inc., a privately held medical device firm. Mr. Fallon has a B.B.A. degree in marketing from the University of Massachusetts and an M.B.A. from Northeastern University.
Sam Owusu-Akyaw joined Osteotech in July 2004 as President and Chief Operating Officer and as a member of the Board. Since January 2006, he has served in his current position of President, Chief Executive Officer and Director. Prior to joining Osteotech, Mr. Owusu-Akyaw served as General Manager of Medtronic Midas Rex and Vice President of Medtronic, Inc. from 2000 through June 2004, and Chief Operating Officer of Medtronic Midas Rex from 1999 to 2000. Mr. Owusu-Akyaw was Vice President of Operations of DePuy-Acromed, a Johnson & Johnson Company, from 1998 to 1999 and Vice President of Acromed, Inc. from 1996 to 1998. Mr. Owusu-Akyaw was Vice President, BMS Productivity for Growth Initiative of Bristol-Myers Squibb Company from 1994 to 1996. From 1977 to 1994, Mr. Owusu-Akyaw served in positions of increasing responsibility with Zimmer, Inc., then a subsidiary of Bristol-Myers Squibb Company. Mr. Owusu-Akyaw has a B.A. degree in accounting and computer science from Manchester College and an M.B.A. in finance and operations from the University of Houston.
Stephen S. Galliker has served as a director of Osteotech since March 2004. Mr. Galliker served as Executive Vice President, Finance and Administration, and Chief Financial Officer of Dyax Corp., a biopharmaceutical company, from September 1999 to his retirement in July 2008. He was Chief Financial Officer of Excel Switching Corporation, a developer and manufacturer of open switching platforms for telecommunications networks, from July 1996 to September 1999, and was Excel’s Vice President, Finance and Administration from September 1997 to September 1999. Mr. Galliker was employed by UltraCision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments, from September 1992 to June 1996. At UltraCision, Inc., Mr. Galliker was Chief Financial Officer and Vice President of Finance until November 1995 and Chief Operating Officer from December 1995 to June 1996. In addition, Mr. Galliker has been a director of RXi Pharmaceuticals, a publicly held biopharmaceutical company, since 2007. Mr. Galliker has a B.S.B.A. in management and finance from Georgetown University and an M.B.A. from the University of Chicago.
Dr. Cato T. Laurencin has served as a director of Osteotech since September 2008. Dr. Laurencin is currently the Vice President for Health Affairs at the University of Connecticut Health Center and Dean of the University of Connecticut School of Medicine. At the University of Connecticut, Dr. Laurencin also holds the Albert and Wilda Van Dusen Endowed Chair in Academic Medicine and is a Distinguished Professor of Orthopedic Surgery. From February 2003 until August 2008, Dr. Laurencin was the Lillian T. Pratt Distinguished Professor and Chair of the Department of Orthopedic Surgery at the University of Virginia. Dr. Laurencin was also designated a University Professor by the President of the University of Virginia. Prior to February 2003, Dr. Laurencin held various positions of increasing responsibility at Drexel University, including the Helen I. Moorehead Distinguished Professor of Chemical Engineering, Vice Chairman of the Department of Orthopedic Surgery and Director of Shoulder Surgery, and at MCP-Hahnemann School of Medicine, where he served as Clinical Professor of Orthopedic Surgery and Research Professor of Pharmacology and Physiology. Dr. Laurencin has a B.S.E. degree in chemical engineering from Princeton University, an M.D. from Harvard University Medical School and a Ph.D. in biochemical engineering/biotechnology from the Massachusetts Institute of Technology.

Robert J. Palmisano has served as a director of Osteotech since March 2005. Mr. Palmisano is currently the President and Chief Executive Officer of ev3, Inc., a medical device company focused on catheter-based technologies for the endovascular treatment of vascular diseases and disorders. From November 2007 until April 2008, Mr. Palmisano was a venture partner with SV Life Sciences in Boston, Massachusetts. From April 2003 until April 2008, Mr. Palmisano was the President, Chief Executive Officer and a director of IntraLase Corp., a company engaged in the design, development and manufacture of laser products for vision correction, which was acquired by Advanced Medical Optics, Inc. in April 2007. Prior to joining IntraLase, from April 2001 to April 2003, Mr. Palmisano was the President, Chief Executive Officer and a director of MacroChem Corporation, a development stage pharmaceutical corporation. From April 1997 to January 2001, Mr. Palmisano served as President and Chief Executive Officer and as a director of Summit Autonomous, Inc., a global medical products company that was acquired by Alcon, Inc. in October 2000. Prior to 1997, Mr. Palmisano held various executive positions with Bausch & Lomb Incorporated, a global eye care company. In addition, Mr. Palmisano has been a director of OraMetrix, Inc. since October 2005, of LenSX Lasers Inc. since February 2008, of I-Therapeutix Inc. since March 2008, and of ev3, Inc. since April 2008. Mr. Palmisano has a B.A. degree in Political Science from Providence College.
James M. Shannon has served as a director of Osteotech since March 2007. Since June 2002, Mr. Shannon has been the President and Chief Executive Officer of the National Fire Protection Association (the “NFPA”), an international organization which is the world’s leading advocate for fire prevention, which provides and develops codes and standards, research, training and education. From 1991 until June 2002, he was Senior Vice President and General Counsel of NFPA. Formerly, Mr. Shannon was the Attorney General of the Commonwealth of Massachusetts from 1987 to 1991 and a Senior Partner at the law firm of Hale & Dorr from 1985 to 1987. From 1979 to 1985, Mr. Shannon represented the Commonwealth of Massachusetts in the U.S. House of Representatives, where he served as a member of the Ways and Means Committee for six years and served on the Trade, Health and Social Security Subcommittees. Mr. Shannon has a B.A. degree from Johns Hopkins University and a J.D. from George Washington University.
Board Recommendation and Stockholder Vote Required
The Board recommends a vote FOR the election of each of the nominees named above (Proposal No. 1 on the proxy card). The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors.
Family Relationships
There are no family relationships among any of the Company’s directors or executive officers.
DIRECTOR COMPENSATION
How are directors compensated?
Under the Company’s non-employee director compensation policy, members of the Board who are not executive officers of Osteotech are compensated as follows:
Members of the Board. Each director who is not an executive officer of Osteotech receives $15,000 per annum and an annual equity grant of either an option to purchase 15,000 shares of our common stock or 5,000 restricted stock units (“RSUs”) under one of our stock plans in consideration of the member’s serving on the Board. In 2008, the director equity grant was 5,000 RSUs. Each Board member who is not an executive officer of Osteotech is entitled to receive $1,000 for each Board meeting attended in excess of five meetings per year and reimbursement for travel and related expenses incurred in connection with attendance at all meetings. During 2008, Board members who were not executive officers of Osteotech did not receive any additional fees for their attendance at board meetings.

Chairperson of the Board. In addition to the annual compensation for the members of the Board who are not executive officers of Osteotech described above under “Members of the Board,” the Chairperson of the Board receives $20,000 per annum in consideration of the additional duties and responsibilities required of the Chairperson of the Board. The Chairperson of the Board receives no additional compensation for serving as a member or chairperson of any Board committees.
Chairperson of our Board Committees. In addition to the annual compensation for the members of the Board who are not executive officers of Osteotech described above under “Members of the Board,” the Chairperson of the Audit Committee receives $10,000 per annum and the Chairperson of each of our other Board committees receives $5,000 per annum in consideration of the additional duties and responsibilities required of a Chairperson of a Board committee.
Non-Chairperson Members of the Board Committees. In addition to the annual compensation for the members of the Board who are not executive officers of Osteotech described above under “Members of the Board,” the members of each Board committee who do not serve as the Chairperson of such committee receive $2,500 per annum for each Board committee on which they serve in consideration of the additional duties and responsibilities required of Board committee membership.
Under our director compensation policies, directors who also serve as executive officers of the Company receive no additional compensation for serving as a director. See “Summary Compensation Table” on page 27.
A summary of compensation paid to each person who served as one of Osteotech’s non-employee directors during fiscal year 2008 is set forth below.
Director Compensation in Last Fiscal Year

	Fees Earned
	or Paid in		Option	All Other
	Cash	Stock Awards	Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)(3)	($)
Kenneth P. Fallon, III	35,000	33,363	—	13,847	82,210

Stephen S. Galliker	27,500	33,363	—	—	60,863

Robert W. Gunn(4)	10,000	—	—	—	10,000

Dr. Cato T. Laurencin(5)	5,000	6,250	—	—	11,250

Robert J. Palmisano	25,000	33,363	—	—	58,363

James M. Shannon	20,738	33,363	—	—	54,101

(1)
The amounts in this column are calculated based on Statement of Financial Accounting Standard 123(R), “Share-Based Payment” (“FAS 123R”) and equal the financial statement compensation expense for RSU awards as reported in our consolidated statements of operations for the 2008 fiscal year. See Note 2 of the consolidated financial statements in our 2008 Annual Report on Form 10-K regarding assumptions underlying the valuation of equity awards. The Directors held RSUs as of April 1, 2009, as follows:

Name	Shares

Mr. Fallon	5,000
Mr. Galliker	5,000
Mr. Gunn	0
Dr. Laurencin	5,000
Mr. Palmisano	5,000
Mr. Shannon	5,000
The grant date fair value calculated based on FAS 123R for the RSUs granted to each of Messrs. Fallon, Galliker, Palmisano and Shannon was $30,250, and the grant date fair value calculated based on FAS 123R for the RSUs granted to Dr. Laurencin was $23,000.

(2)	The Directors held option awards outstanding as of April 1, 2009, as follows:

Name	Shares
Mr. Fallon	90,000
Mr. Galliker	30,000
Mr. Gunn	0
Dr. Laurencin	0
Mr. Palmisano	15,000
Mr. Shannon	0

(3)	Consists of Osteotech’s cost for medical and dental benefits.

(4)	Mr. Gunn passed away on April 22, 2008.

(5)	Dr. Laurencin was elected as a director on September 24, 2008.
CORPORATE GOVERNANCE
Code of Ethics
Osteotech has adopted a code of ethics that applies to all officers and employees, including its principal executive officer and principal financial officer/principal accounting officer. This code of ethics is included in the Code of Business Conduct and Ethics which is available on Osteotech’s website at www.osteotech.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Ethics that applies to any director or officer promptly following the date of such amendment or waiver.
Which directors are independent?
The Board has determined that Messrs. Fallon, Galliker, Palmisano and Shannon and Dr. Laurencin are independent under applicable Nasdaq rules. Under applicable SEC and Nasdaq rules, the existence of certain “related party” transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under SEC rules, the Board considered certain other relationships in making its independence determinations, including Mr. Fallon’s relationship with Kairos Partners, one of our largest stockholders, and determined in each case that such other relationships did not impair the director’s ability to exercise independent judgment on behalf of the Company.
Can stockholders communicate directly with the directors?
Stockholders can communicate directly with the directors. All communications should be sent in care of the Secretary or Assistant Secretary of Osteotech at Osteotech’s address and should prominently indicate on the outside of the envelope that it is intended for the Board, for a specific non-employee director or for a particular committee of the directors. If no director is specified, the communication will be forwarded to the entire Board.
How often did the Board meet during 2008?
The Board met six times during 2008. Each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he served during fiscal year 2008. The independent directors of the Board meet in an executive session prior to or during each in-person meeting of the Board.
How many directors attended the 2008 annual meeting of stockholders?
Osteotech encourages, but does not require, its Board members to attend the annual meeting of stockholders. Last year all of our directors who were serving on the Board at the time of the annual stockholders’ meeting attended the annual stockholders’ meeting.

What committees has the Board established?
The Board has standing Executive, Compensation, Audit and Nominating and Corporate Governance Committees. The membership of the standing committees as of April 1, 2009 was as follows:

Nominating
and Corporate
	Executive	Compensation	Audit	Governance
Name	Committee	Committee	Committee	Committee
Kenneth P. Fallon, III	*			**

Sam Owusu-Akyaw	*

Stephen S. Galliker		*	**

Dr. Cato T. Laurencin		*	*

Robert J. Palmisano	*	**		*

James M. Shannon			*	*

*	Member

**	Chair. There is no Chair of the Executive Committee.
Audit Committee. As of April 1, 2009, the Audit Committee consisted of Mr. Galliker (Chairman), Dr. Laurencin and Mr. Shannon. Our common stock is traded on the Nasdaq Global Market. In compliance with audit committee requirements for Nasdaq companies, all members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the Nasdaq listing standards and in Rule 10A-3 promulgated under the Exchange Act. Each of the members is able to read and understand financial statements, including a balance sheet, income statement and statement of cash flow. The Board has determined that Mr. Galliker is an “audit committee financial expert” as such term is defined under the applicable Securities and Exchange Commission rules. The Audit Committee met eight times during 2008. The Audit Committee has adopted a Charter, which may be found on our website at www.osteotech.com. The Charter describes the primary purpose of the Audit Committee as assisting the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process and to ensure that the Company’s financial condition and results of operations are fully, timely, fairly, accurately and understandably reported to the Company’s investors and the investment community in general. The charter specifies that the Audit Committee is to fulfill its purpose by overviewing:
•	the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other user thereof;
•	the Company’s systems of internal accounting and financial controls and management’s evaluation thereof in accordance with the Sarbanes-Oxley Act of 2002;
•
the annual independent audit of the Company’s consolidated financial statements and internal control over financial reporting conducted by the Company’s independent registered public accounting firm; and

•	the Company’s legal compliance and ethics programs as established by management and the Board.
See the “Report of the Audit Committee of the Board of Directors” on page 14.
Nominating and Corporate Governance Committee. As of April 1, 2009, the Nominating Committee consisted of Messrs. Fallon (Chairman), Palmisano and Shannon. The Board has determined that all of the members of the Nominating Committee are independent as defined in Rule 5000(a)(19) of the Nasdaq listing standards. The Nominating Committee met one time in 2008. The Nominating Committee has adopted a charter, a copy of which may be found on our website at www.osteotech.com.

The purpose of the Nominating Committee is to:
•	assess the qualifications of potential director nominees and candidates;
•	determine the slate of director nominees for election to the Board;
•	identify and recommend candidates to fill vacancies on the Board occurring between annual meetings of stockholders; and
•	develop and recommend to the Board a set of corporate governance principles applicable to Osteotech.
Compensation Committee. As of April 1, 2009, the Compensation Committee consisted of Mr. Palmisano (Chairman), Mr. Galliker and Dr. Laurencin. The Board has determined that all of the members of the Compensation Committee are independent directors in accordance with Rule 4200(a)(15) of the Nasdaq listing standards. In 2008, the Compensation Committee met five times. The Compensation Committee has adopted a charter, a copy of which may be found on our website at www.osteotech.com.
The purposes of the Compensation Committee are to assist the Board in the discharge of its responsibilities with respect to compensation for the Company’s executive officers and independent directors, report annually to the Company’s stockholders on executive compensation matters, administer the Company’s equity-based compensation plans, and take or cause to be taken such other actions and address such other matters as the Board may from time to time authorize or permit the Committee to undertake or assume responsibility for. The specific authority delegated to the Compensation Committee pursuant to its charter includes:
•	determining the amount and form of compensation paid to the Company’s Chief Executive Officer;
•
determining the amount and form of compensation paid to the Company’s executive officers, officers, employees, consultants and advisors and reviewing the performance of such persons, establishing the Company’s general compensation policies and practices and administering plans and arrangements established pursuant to such policies and practices. The Compensation Committee may delegate its authority on these matters with regard to officers, non-officer employees and consultants of the Company to officers and other appropriate Company supervisory personnel;

•	administering the Company’s equity-based compensation plans;
•
selecting, engaging, compensating and terminating compensation consultants, legal counsel and such other advisors as it deems necessary and advisable, and delegating these authorities to officers of the Company as the Compensation Committee deems necessary in order to assist it in carrying out its responsibilities and functions; and

•	preparing an annual report to the Company’s stockholders on executive compensation and reviewing the Company’s Compensation Discussion and Analysis.
Except for determining the amount and form of the Chief Executive Officer’s compensation, the Compensation Committee may delegate its authority to a subcommittee of the Compensation Committee. In addition, to the extent permitted by applicable law, the Compensation Committee may delegate to a subcommittee comprised of one or more officers of the Company (or other appropriate supervisory personnel) the authority to grant stock options and other stock awards to employees or consultants (who are not executive officers or members of the Board) of the Company or of any subsidiary of the Company.

Our Chief Executive Officer makes recommendations to the Compensation Committee on compensation for the Company’s other executive officers, including salary increases, bonuses and equity grants, based on his assessment of the individual’s performance as measured against that individual’s targeted performance goals. The Compensation Committee reviews these recommendations and independently determines the compensation for such officers.
In December 2006, the Compensation Committee determined that the advice of an outside compensation consulting firm was necessary to assist the Compensation Committee in determining the appropriate long-term compensation for our executive officers. In December 2006, the Company, on behalf of the Compensation Committee, engaged Mercer Human Resource Consulting, an independent compensation consulting firm, to review and provide information on executive officer compensation and its components, and current trends and best practices in executive compensation with a specific focus on long term incentive practices. The scope of the services included a competitive assessment of the compensation of all of our executive officers and a report on long-term incentive market practices. Mercer completed the study and provided a report to the Compensation Committee in March 2007. The Compensation Committee reviewed the Mercer report and requested certain changes, updates and further investigation and resolution of certain matters. The Compensation Committee continues to rely on the Mercer report in determining compensation for our executive officers.
Executive Committee. The Executive Committee currently consists of Messrs. Fallon, Owusu-Akyaw and Palmisano and possesses all of the powers of the Board except the power to issue stock, approve mergers with nonaffiliated corporations or declare dividends, and certain other powers specifically reserved by Delaware law to the Board and except as exclusively reserved by the other standing committees of the Board. In 2008, the Executive Committee did not meet.
REPORT OF THE AUDIT
COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee is responsible for monitoring the integrity of Osteotech’s financial statements, the qualifications, performance and independence of Osteotech’s independent registered public accounting firm and Osteotech’s compliance with legal and regulatory requirements.
The consolidated financial statements of Osteotech for the year ended December 31, 2008, were audited by BDO Seidman, LLP, independent registered public accountant for Osteotech.
As part of its activities, the Audit Committee has:
•	Reviewed and discussed with management the audited financial statements of Osteotech;
•
Discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•	Discussed with the independent auditor their independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements of Osteotech for the year ended December 31, 2008, be included in Osteotech’s Annual Report on Form 10-K filed with the SEC.
MEMBERS OF THE AUDIT COMMITTEE
Stephen S. Galliker, Chairman
Dr. Cato T. Laurencin
James M. Shannon

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Pre Approval Policy
In accordance with the requirements of the Sarbanes-Oxley Act and the Audit Committee Charter, as amended, all audit and audit-related work and all non-audit work performed by our independent registered public accounting firm must be submitted to the Audit Committee for specific approval in advance, including the proposed fees for such work, and all fees listed below were approved by the Audit Committee. The Audit Committee has not delegated any of its responsibilities to management except that the Audit Committee delegated to the Chief Financial Officer the authority to approve tax related activities as long as the independent registered public accounting firm states that the services do not impair independence, have fees of $10,000 or less per project and do not exceed $50,000 in the aggregate for all projects in any one year.
Audit Fees
Audit fees billed or expected to be billed to Osteotech by BDO Seidman for the audits of the consolidated financial statements for the years ended December 31, 2008 and 2007 included in Osteotech’s Annual Report on Form 10-K, the Sarbanes-Oxley Act Section 404 internal control audits as of December 31, 2008 and 2007, the statutory audits for Osteotech’s foreign subsidiaries and reviews of the consolidated financial statements included in Osteotech’s Quarterly Reports on Form 10-Q for 2008 and 2007 totaled $704,855 and $748,637 for 2008 and 2007, respectively.
Audit-related Fees
The aggregate fees billed to Osteotech by BDO Seidman for audit-related services, primarily related to the audit of our employee benefit plan, for each of the years ended December 31, 2008 and 2007, were $17,000.
Tax Fees
No fees were billed to Osteotech by BDO Seidman for tax services for the years ended December 31, 2008 and 2007.
All Other Fees
None.

IDENTIFICATION OF EXECUTIVE OFFICERS

		Current Position
Name	Age	With Company	Officer Since

Sam Owusu-Akyaw	56	President, Chief Executive Officer and Director	2004

Mark H. Burroughs	48	Executive Vice President and Chief Financial Officer	2000

Robert W. Honneffer	57	Executive Vice President, Global Operations	2004

Robert M. Wynalek	49	President Domestic	2004
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS
The following is a description of the background of the executive officers of Osteotech who are not directors:
Mark H. Burroughs has served as the Company’s Executive Vice President and Chief Financial Officer since January 2006. Mr. Burroughs joined Osteotech in November 2000 as Vice President Finance and Treasurer. Prior to joining Osteotech, Mr. Burroughs was Senior Vice President, Finance for MEDIQ/PRN Life Support Services, Inc. During his nine-year tenure with MEDIQ/PRN, from November 1992 to October 2000, Mr. Burroughs served in a variety of executive level capacities in finance, operations, business development and mergers and acquisitions. Previously, Mr. Burroughs held positions of increasing responsibility for nine years with Deloitte & Touche. Mr. Burroughs has served on the Finance Committee of the American Association of Tissue Banks since 2004. Mr. Burroughs is a Certified Public Accountant and has a B.S. in Accounting from Montclair State University.
Robert W. Honneffer joined Osteotech in September 2004 and was elected Executive Vice President, Global Operations in January 2009. From April 2006 to January 2009, Mr. Honneffer served as Senior Vice President, Operations. From December 2004 to April 2006, Mr. Honneffer served as Vice President Operations and, from September 2004 to December 2004, he served as Vice President Supply Chain & Distribution. Mr. Honneffer has over 30 years of diversified medical device experience. Immediately prior to joining Osteotech, Mr. Honneffer served as Director of Customer Services and Technical Support at Medtronic Powered Surgical Solutions from June 2002 to September 2004. Prior to joining Medtronic, Mr. Honneffer held positions in business development and general management with CASurgica Inc., OrtoMaquet AG, and Unique Instruments Inc. From 1973 until 1997, Mr. Honneffer held various positions of increasing responsibility with Zimmer, Inc., then a division of Bristol-Myers Squibb Inc. Mr. Honneffer has an M.S. in Business Administration from St. Francis College and a B.S. in Mechanical Engineering from Youngstown State University.
Robert M. Wynalek joined Osteotech in September 2004 and was elected President Domestic in April 2006. From September 2004 to April 2006, Mr. Wynalek served as Senior Vice President, Sales & Marketing. Prior to joining Osteotech, Mr. Wynalek had more than 26 years in sales and marketing experience in the medical device and related industries. Mr. Wynalek served as Vice President of Marketing for Medtronic Powered Surgical Solutions from April 1999 to September 2004, and as Director, Powered Surgical Systems, a division of Medtronic Sofamor Danek, from June 1996 until April 1999. From September 1990 until June 1996, Mr. Wynalek served in positions of increasing responsibility with Smith & Nephew Orthopedics. From June 1981 until September 1990, Mr. Wynalek held positions with Becton Dickinson and Company and Levor Brothers Company. Mr. Wynalek has a B.S.B.A. in Marketing from Bowling Green University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation Committee determines all compensation paid or awarded to our executive officers, including the Named Executive Officers. The following discussion describes the objectives of our compensation programs, including the philosophy and policies behind the programs, the elements of our compensation programs, and the impact of regulatory requirements on our compensation decisions and programs.
Objectives of Our Compensation Programs
Compensation Philosophy
The Compensation Committee believes Osteotech must retain, adequately compensate and financially motivate talented and ambitious managers capable of leading Osteotech’s planned expansion in highly competitive fields, in which many of Osteotech’s competitors have greater total resources. The Compensation Committee’s goal is to use Osteotech’s resources wisely by attracting and retaining the most effective and efficient management organization possible. In determining the compensation of the executive officers in 2008, the Compensation Committee utilized (1) established salary administration practices, (2) the standards set forth in the Management Performance Bonus Plan, (3) established practices for stock-based incentive awards, and (4) a compensation report prepared by Mercer Human Resource Consulting to establish salaries, bonuses and equity awards for executive officers in comparison to those paid by the companies within the Compensation Peer Group (as defined below).
The Compensation Committee believes that the best interests of the Company’s stockholders will be served if the executive officers are focused on the long-term objectives of Osteotech, as well as the current year’s goals. The Compensation Committee views base salary and cash bonuses to be the best solution to reward and provide incentive for the achievement of current goals and restricted stock units and other stock-based awards to be the best method to provide incentive to management to focus on achieving long-term objectives.
It should also be noted that:
•	exceptions to the general principles stated herein are made when the Compensation Committee deems them appropriate to the stockholders’ interests;
•	the Compensation Committee regularly considers other forms of compensation and modifications of its present policies, and will make changes as it deems appropriate; and
•
the competitive opportunities to which Osteotech’s executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable, with the result that the Compensation Committee’s information about such opportunities is often anecdotal.

Compensation Policies
In making compensation decisions for Osteotech’s executive officers, the Compensation Committee compares each element of total compensation against a peer group of publicly-traded companies in competitive industries (the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes Osteotech competes for talent and stockholder investment. The companies comprising the Compensation Peer Group are:
•	Cryolife, Inc.

•	Exactech Inc.

•	Integra Lifesciences Holdings Corporation

•	Kensey Nash Corporation

•	Orthofix International N.V.

•	RTI Biologics, Inc.

•	Wright Medical Group, Inc.

There is no pre-established policy or target for the allocation between either cash or non-cash or short-term and long-term incentive compensation. The Compensation Committee determines, at its discretion based upon previous consultations with Mercer Human Resource Consulting, the appropriate level and mix of incentive compensation. The Compensation Committee’s goal is to set total compensation (cash compensation plus long-term compensation) for each of the Company’s Named Executive Officers at the median level or higher of companies comprising the Compensation Peer Group. However, in evaluating the cost to the Company of such a program, it was determined that the cost is more than the Company can bear on a recurring basis and the Compensation Committee utilizes its discretion in evaluating overall compensation for the executive officers.
Components of the Compensation Package
The compensation package for each of the Named Executive Officers consists of four elements: (1) base salary, (2) Management Performance Bonus Plan, (3) stock-based incentive programs, and (4) various other benefits. In addition, the Named Executive Officers have entered into employment agreements with us, and are entitled to receive change of control and severance payments. More specific information on each of these elements is provided under “Employment and Change in Control Agreements” in this proxy statement.
The Compensation Committee independently determines, taking into account the recommendation of the Chief Executive Officer for Named Executive Officers other than the Chief Executive Officer, the amount and allocation of each component of the compensation package for each Named Executive Officer.
Base Salary
The salaries paid to executive officers were determined in accordance with Osteotech’s salary administration practices utilized by the Compensation Committee. In addition, the Compensation Committee considers input from Mercer Human Resource Consulting. The most recent report provided by Mercer Human Resource Consulting to the Compensation Committee on salary levels was provided in April 2007.
The range of salary levels paid to the Named Executive Officers was established based upon competitive factors in the marketplace and the level of the executive officer’s position within Osteotech’s management structure. The actual salary paid within such range is based, initially, on qualifications, and on an ongoing basis, upon a combination of the executive officer’s qualifications and the executive officer’s individual performance.
Increases in salaries are generally based upon performance reviews which are conducted annually by the Chief Executive Officer and the Compensation Committee at the calendar year end. Effective January 1, 2008 and 2009, the Compensation Committee effected salary increases for the Named Executive Officers based upon each executive officer’s individual performance and, in the case of Mr. Owusu-Akyaw, competitive market data. The following table summarizes the salary increases for the Named Executive Officers since 2007:

	Fiscal 2007	Fiscal 2008	Percent	Fiscal 2009		Percent
	Salary	Salary	Increase for	Salary		Increase for
Name	($)	($)	Fiscal 2008	($)		Fiscal 2009

Sam Owusu-Akyaw	370,000	400,000	8.1%	414,000		3.5%

Mark H. Burroughs	240,000	248,400	3.5%	257,094		3.5%

Robert W. Honneffer	197,000	204,880	4.0%	212,051	(1)	3.5	% (1)

Robert M. Wynalek	255,000	264,690	3.8%	273,954	(1)	3.5	% (1)

(1)
Mr. Honneffer and Mr. Wynalek each elected to receive restricted stock units (“RSUs”) in lieu of cash salary increases in 2009. The number of RSUs awarded to each officer was based on a 3.5% salary increase to which each was entitled divided by the closing price of our common stock on December 31, 2008. The RSUs were granted on January 13, 2009 and will vest in two equal tranches on June 30, 2009 and December 31, 2009.

Management Performance Bonus Plan
Effective as of January 1, 2006, the Compensation Committee adopted a revised Management Performance Bonus Plan. The Plan provides for the payment of cash bonuses to the Company’s officers, director-level employees and certain other senior managers based on the attainment by the Company of specified performance objectives. The primary objective of the Management Performance Bonus Plan is to provide incentives to the executive officers and other key members of management to achieve financial and business objectives. The program is designed to:
•	emphasize and improve Osteotech’s performance;
•	focus management’s attention on key priorities and goals;
•	reward significant contributions to Osteotech’s success; and
•	attract and retain results-oriented executives and senior managers.
Each participant in the Plan has a target incentive opportunity equal to a percentage of the participant’s annual base salary. On an annual basis, the Company’s senior management will recommend the target incentive opportunity for consideration by the Compensation Committee and the Compensation Committee will make the ultimate determination of the target incentive opportunity to be applied. The target incentive opportunity is the amount that will be paid if the Company meets all of its performance objectives. The actual payout to participants may be higher, lower or equal to the target incentive opportunity.
Each year, the Company’s senior management will recommend, for consideration by the Compensation Committee, performance measures that support the Company’s business plan for the coming year and determine appropriate weighting for each performance measure. The Compensation Committee will make the ultimate determination of the performance measures to be applied and the appropriate weighting for each performance measure. Earnings Before Interest and Taxes (“EBIT”) and revenue growth will be used as performance measures each year, although additional performance measures may also be established. A minimum, target and maximum performance level for each of the annual performance measures will be set each year. Performance below the minimum will result in no payment for that performance measure. Performance exceeding expectations will result in additional payouts up to the allowed maximum. At the target performance level, participants will receive 100% of their target incentive opportunity. Payouts to participants in the Plan are subject to the Company’s ability to provide appropriate reserves through current year earnings to fund any payment. The Compensation Committee has discretion to increase or decrease payout amounts under the Plan, to amend or revise the performance targets and to establish new targets.
The target incentive opportunity for 2008 for the Chief Executive Officer was 50% of his annual base salary and for each of the Company’s other executive officers was 35% of the participant’s annual base salary. For 2008, the performance measures were as follows: (1) EBIT, (2) core revenue growth and (3) new product development, with each performance measure accounting for 50%, 30% and 20%, respectively, of the target incentive opportunity. The new product development performance measure consisted of five targets related to activities associated with the Company’s development of new products. The performance measures for 2008 were set at levels which the Compensation Committee intended to be challenging to encourage the Company’s executive officers to aggressively pursue the corporate objectives, including increasing revenues and earnings. However, these performance measures were also intended to be attainable, if the senior management team successfully executed upon the strategies and tactics developed under Osteotech’s strategic plan. The Compensation Committee believes a senior management team that is providing strong performance should be able to satisfy the performance measures under the Plan in most, but not all, years.

Following the year ended December 31, 2008, payouts due under the Management Performance Bonus Plan were determined by management of the Company and considered and approved by the Compensation Committee. Payouts under the Management Performance Bonus Plan in 2008 reflect the fact that the Company did not meet the EBIT or core revenue growth targets set under the Management Performance Bonus Plan for 2008 but was successful in achieving three of the five targets related to activities associated with new product developments. As a result, payouts under the Management Performance Bonus Plan for 2008 equaled 12% of the target incentive opportunity for 2008. The dollar value of the payouts earned under the Management Performance Bonus Plan for fiscal 2008 are set forth in the table below:

	2008 Target		2008 Actual
	Incentive	2008 Target	Incentive	2008 Actual
	Opportunity (as	Incentive	Award Earned	Incentive
	a percentage of	Opportunity	(as a percentage	Award Earned
Name	base salary)	($)	of base salary)	($)

Sam Owusu-Akyaw	50%	200,000	6%	24,000

Mark H. Burroughs	35%	86,940	4%	10,433

Robert W. Honneffer	35%	71,708	4%	8,605

Robert M. Wynalek	35%	92,642	4%	11,117
To provide additional incentive in 2009, build ownership in the Company as a means of retention and reward for the successes with the new product initiatives, the Compensation Committee determined to grant RSUs to each Named Executive Officer in lieu of cash payouts under the Management Performance Bonus Plan. The number of RSUs granted to each Named Executive Officer was determined by dividing the actual incentive award earned as set forth above by the closing price of our common stock on March 23, 2009 of $3.38. The RSUs granted will vest in full on March 19, 2010.
In December 2008, the Compensation Committee set the following performance measures under the Management Performance Bonus Plan for 2009: (1) EBIT and (2) total revenue growth, with each performance measure accounting for 40% and 60%, respectively, of the target incentive opportunity. The target incentive opportunity for 2009 for the Chief Executive Officer is 50% of his annual base salary and for each of the Company’s other executive officers is 35% of the participant’s annual base salary. In addition, to receive a payout under the EBIT or total revenue growth performance measures, the Company must achieve a minimum target level for each of the individual performance measures and must generate sufficient earnings to fund reserves for any payouts earned.
Stock-Based Incentive Programs
The Compensation Committee views stock options, restricted stock units and other stock-based awards as an important long-term incentive vehicle for the Company’s executive officers. Stock-based awards provide executives with the opportunity to share in the appreciation of the value of Osteotech’s common stock which the Compensation Committee believes would be due largely to the efforts of such executives.
Our Amended and Restated 2000 Stock Plan (the “2000 Stock Plan”) and our 2007 Stock Incentive Plan (the “2007 Stock Plan” and, together with the 2000 Stock Plan, the “Stock Plans”) are long-term plans designed to link executive rewards with stockholder value over time. Executive officers are eligible to receive stock-based awards pursuant to the Stock Plans. The number of awards granted to the Named Executive Officers is based upon the individual performance of the executive officer and the Compensation Committee’s assessment of the executive officer’s ability to contribute to the enhancement of stockholder value in the future. No awards are made when an individual’s performance is unsatisfactory. Performance is evaluated by the Compensation Committee based on the executive’s individual contribution to the long-term health and growth of the Company and the Company’s performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining stock-based awards. Specifically, for the Chief Executive Officer and other Named Executive Officers, the Committee does not apply a mathematical formula that relates financial and non-financial performance to the number of stock-based awarded.

In December 2008, the Compensation Committee awarded RSUs to each of the Named Executive Officers. Each RSU represents a right to receive one share of common stock upon the vesting of such unit. Of the RSUs granted to each Named Executive Officer, 30% were time-vested and 70% were performance-based. The time-vested RSU grants were granted under the terms of the 2000 Stock Plan, and the performance-based RSU grants were granted under the terms of the 2007 Stock Plan. The Compensation Committee decided to incorporate performance-based vesting terms into the RSU awards in order to ensure the Named Executive Officers’ focus on Osteotech’s short-term and long-term financial results. The number of time-based and performance-based RSUs granted to the Named Executive Officers is disclosed in the “Grants of Plan-Based Awards” table in this proxy statement. In determining the number of RSUs to grant to the Named Executive Officers, the Compensation Committee considered the Named Executive Officers’ individual performance levels, the number of shares available under the Stock Plans for future equity awards and the current and future financial impact of the equity awards on the Company’s results of operations. The time-vested RSUs will vest in four equal installments on December 15, 2009, 2010, 2011 and 2012. The performance-based RSUs will vest in their entirety on December 15, 2011, subject to the satisfaction of a vesting condition linked to the Company’s diluted earnings per share (“EPS”) for 2009. If actual EPS for 2009 is less than 75% of the specified EPS target (as determined by the Board), none of the RSUs will vest. For EPS results between 75% and 175% of the specified EPS target, the RSUs will vest in proportion to the level of EPS achieved, with a minimum vesting percentage of 60% and a maximum vesting percentage of 150% of the total RSUs granted.
As previously disclosed, each of the Named Executive Officers was granted performance-based RSUs in December 2007. In order for the RSUs to vest, the Company’s EPS for 2008 needed to equal at least 90% of the specified EPS target as determined by the Board. Because the Company’s actual EPS for 2008 did not equal at least 90% of the specified EPS target, the RSUs were forfeited by the Named Executive Officers. The number of performance-based RSUs forfeited by each Named Executive Officer follows: for Mr. Owusu-Akyay, 24,500 RSUs; for Mr. Burroughs, 9,450 RSUs; for Mr. Wynalek, 9,800 RSUs; and for Mr. Honneffer, 10,500 RSUs.
Other Benefits
The Compensation Committee believes that all Osteotech employees should have the opportunity to acquire or increase their holdings of Osteotech common stock. Osteotech’s 1994 Employee Stock Purchase Plan was adopted by the Board in January 1994 and approved by the stockholders in June 1994. The Employee Stock Purchase Plan went into effect in August 1994 and expires on July 1, 2009. All eligible employees, including executive officers, who participate in the 1994 Employee Stock Purchase Plan have deductions made by Osteotech from their compensation to purchase Osteotech’s common stock quarterly at a purchase price equal to 85% of the reported last sale price of Osteotech’s common stock on the last day of each quarter. As of March 31, 2009, all shares of common stock in the Employee Stock Purchase Plan had been sold to employees pursuant to the Plan. Currently, the Company does not anticipate replacing the Plan.
Named Executive Officers also participate in various medical, dental, life, disability, defined contribution (401(k)) and other benefit programs that are generally made available to all employees.
Severance Arrangements
We have entered into employment agreements with each of the Named Executive Officers. The employment agreements provide that, if a Named Executive Officer is terminated without cause, the officer will be entitled to certain severance payments and benefits. We believe that companies should provide reasonable severance benefits to executive officers to reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. We also believe severance benefits are an important part of our overall compensation philosophy and are needed in order to attract and retain highly qualified key executives and provide competitive total compensation.
We have entered into change in control agreements with each of the Named Executive Officers. Under the change in control agreements, the Named Executive Officers are entitled to receive certain severance payments and benefits if their employment is terminated under certain circumstances after a change in control. The Compensation Committee believes that it is important to protect the Named Executive Officers in the event of a change of control. Further, it is the Compensation Committee’s belief that providing change of control benefits should eliminate or reduce the reluctance of executive management to pursue potential change of control transactions that may be in the best interests of stockholders. The change in control agreements assure that Osteotech will have the continued dedication of these individuals as executives notwithstanding the possibility, threat or occurrence of a change in control of Osteotech. The change in control agreements with the Named Executive Officers contain a “double trigger” for change of control benefits, which means that there must be both a change of control and a termination of employment for the benefits to apply. The Compensation Committee believes that a “double trigger” design is more appropriate for severance benefits than the “single trigger” design as it prevents payments in the event of a change in control where the executive continues to be employed by the Company.

More information regarding the terms of the employment and change in control agreements with the Named Executive Officers is provided under “Employment and Change in Control Agreements” in this proxy statement.
Impact of Regulatory Requirements on Compensation
The Compensation Committee carefully considers the accounting, tax and financial consequences of the executive compensation and benefit programs implemented by the Company. The Stock Plans were designed to allow for tax-deductibility of stock options, stock appreciation rights and performance-based stock awards under Section 162(m) of the Internal Revenue Code. Since 2007, the Compensation Committee has been using a mix of time-based restricted stock units and performance-based restricted stock units to better manage the pool of available shares under the Stock Plans, and so extend the time period over which the shares approved under the Stock Plans would be consumed.
Under Section 162(m) of the Internal Revenue Code, the Company must meet specified requirements related to the Company’s performance and stockholder approval of certain compensation arrangements in order for the Company to fully deduct compensation in excess of $1,000,000 paid to any Named Executive Officer. The stockholders approved the 2000 Stock Plan at the 2000 Annual Meeting of Stockholders and the 2007 Stock Plan at the 2007 Annual Meeting of Stockholders. Therefore, compensation attributable to stock options, stock appreciation rights, performance-based stock awards and certain other awards granted under the Stock Plans may be excluded from the $1,000,000 cap under Section 162(m) as well.
The Compensation Committee intends to continue its practice of paying competitive compensation consistent with the Company’s philosophy to attract, retain and motivate executive officers to manage the Company’s business in the best interests of the Company and its stockholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to the Company’s executive officers if it deems such compensation to be in the best interests of the Company and its stockholders.
Conclusion
We believe the short-term compensation, inclusive of base salary and payouts under the Company’s Management Performance Bonus Plan, and long-term equity compensation received by our Named Executive Officers for 2008 was appropriate.

Summary Compensation Table
The following table sets forth information concerning compensation earned for services rendered to the Company by the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”) and the Company’s other two executive officers who were serving as executive officers at the end of 2008. Collectively, together with the CEO and CFO, these are the “Named Executive Officers”.

						Non-Equity
						Incentive
				Stock		Plan	All Other
Name and		Salary	Bonus	Awards		Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)		($)(4)	($)(5)	($)
Sam Owusu-Akyaw	2008	400,000	—	308,529	(3)	24,000	7,487	740,016
President and	2007	370,000	—	198,023		172,975	7,487	748,485
Chief Executive Officer(6)	2006	370,000	25,900	—		112,850	219,996	728,746

Mark H. Burroughs	2008	248,400	—	93,469	(3)	10,433	5,126	357,428
Executive Vice President,	2007	240,000	—	59,100		78,540	5,081	382,721
Chief Financial Officer	2006	230,000	16,100	—		49,105	4,282	299,487

Robert W. Honneffer	2008	204,880	—	102,442	(3)	8,605	5,733	321,660
Executive Vice President,	2007	197,000	—	64,741		64,468	5,650	331,859
Global Operations	2006	171,575	12,390	—		36,440	5,347	225,752

Robert M. Wynalek	2008	264,690	—	93,342	(3)	11,117	4,737	373,886
President, Domestic	2007	255,000	—	59,130		83,449	4,530	402,109
	2006	238,350	17,150	—		52,308	4,301	312,109

(1)
The amounts in the bonus column represent supplemental discretionary cash bonuses awarded by the Compensation Committee to the Named Executive Officers to compensate for the fact that there was no performance-based salary increase for 2007.

(2)
The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense for RSU awards as reported in our consolidated statements of operations for the fiscal year, except the amounts reported in the table have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Under FAS 123R, a pro-rata portion of the total expense at the time the RSU award is granted is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The original total cost of these awards was based on the number of units awarded and the fair market value of our common stock on the date of grant. See Note 2 of the consolidated financial statements in our 2008 Annual Report on Form 10-K regarding assumptions underlying the valuation of equity awards.

(3)
Represents the net compensation expense to Osteotech in 2008 for the Named Executive Officer after deducting reversals of compensation expense in connection with forfeitures of performance-based RSUs as follows: for Mr. Owusu-Akyay, $1,609 for 24,500 forfeited RSUs; for Mr. Burroughs, $621 for 9,450 forfeited RSUs; for Mr. Honneffer, $690 for 10,500 forfeited RSUs; and for Mr. Wynalek, $644 for 9,800 forfeited RSUs. Such amounts were reported in the “Summary Compensation Table” in our 2007 Proxy Statement.

(4)
The amounts in the Non-Equity Incentive Plan Compensation column represent the value of payouts earned by the Named Executive Officers under the Management Performance Bonus Plan. The amounts included in this column for fiscal 2008 were awarded to the Named Executive Officers in the form of RSUs. See Compensation Discussion and Analysis — Components of the Compensation Package — Management Performance Bonus Plan.”

(5)	The amounts in the All Other Compensation column are more fully described in table under “All Other Compensation — Supplemental” below.

(6)	Mr. Owusu-Akyaw’s did not receive any additional compensation for his service on the Company’s Board for any year presented.

All Other Compensation — Supplemental
The table below sets forth other compensation information during 2008 for our Named Executive Officers.

	Matching
	Contributions to	Life Insurance	Total All Other
	401(k) Plan	Premiums	Compensation
Name	($)	($)	($)
Sam Owusu-Akyaw	3,875	3,612	7,487
Mark H. Burroughs	3,875	1,251	5,126
Robert W. Honneffer	3,875	1,858	5,733
Robert M. Wynalek	3,875	862	4,737
Grants of Plan-Based Awards in Last Fiscal Year
The following table sets forth information regarding cash awards made pursuant to our Management Performance Bonus Plan and equity awards made pursuant to our Stock Plans during 2008.

								All Other
								Stock	Grant
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive Plan			Number of	Value of
		Plan Awards(1)			Awards(2)			Shares of	Stock and
		Thres-		Maxi-	Thres-		Maxi-	Stock or	Option
		Hold	Target	mum	Hold	Target	mum	Units	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	($)(3)
Sam Owusu-Akyaw	—	136,000	200,000	280,000	—	—	—	—	—
President and	12/18/08	—	—	—	12,720	21,200	31,800	—	48,760
Chief Executive Officer	12/18/08	—	—	—	—	—	—	9,090	20,907

Mark H. Burroughs	—	59,119	86,940	121,716	—	—	—	—	—
Executive Vice President,	12/18/08	—	—	—	6,300	10,500	15,750	—	24,150
Chief Financial Officer	12/18/08	—	—	—	—	—	—	4,500	10,350

Robert W. Honneffer,	—	48,761	71,708	100,391	—	—	—	—	—
Executive Vice President,	12/18/08	—	—	—	6,300	10,500	15,750	—	24,150
Global Operations	12/18/08	—	—	—	—	—	—	4,500	10,350

Robert M. Wynalek,	—	62,996	92,642	129,695	—	—	—	—	—
President, Domestic	12/18/08	—	—	—	6,300	10,500	15,750	—	24,150
	12/18/08	—	—	—	—	—	—	4,500	10,350

(1)
The actual amounts of the Non-Equity Incentive Plan Awards paid to our Named Executive Officers are as reported in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation”. For a description of the incentive program pursuant to which these awards were made, please see “Compensation Discussion and Analysis — Components of the Compensation Package — Management Performance Bonus Plan”.

(2)
In December 2008, RSUs were awarded to each of the Named Executive Officers, as part of the annual long-term incentive award process. Of the RSUs granted to each Named Executive Officer, 30% were time-vested and 70% were performance-based. The time-vested RSU grants were awarded under the terms of the 2000 Stock Plan, and the performance-based RSU grants were awarded under the terms of the 2007 Stock Plan. The time-vested RSUs will vest in four equal installments on December 18, 2009, 2010, 2011 and 2012. The performance-based RSUs will vest in their entirety on December 18, 2011, subject to the satisfaction of a vesting condition linked to the Company’s diluted EPS for fiscal year 2009. If actual diluted EPS for fiscal year 2009 is less than 75% of the specified diluted EPS target (as determined by the Board), none of the RSUs will vest. For diluted EPS results between 75% and 175% of the specified diluted EPS target, the RSUs will vest in proportion to the level of diluted EPS achieved, with a minimum vesting percentage of 60% and a maximum vesting percentage of 150% of the total RSUs granted.

(3)	The grant date fair value of RSUs awarded is based on the closing market price of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the information with respect to the Named Executive Officers concerning the outstanding equity securities held as of December 31, 2008.

	OPTION AWARDS			STOCK AWARDS
									Equity
								Equity	Incentive Plan
								Incentive Plan	Awards:
								Awards:	Market or
							Market	Number of	Payout Value
	Number of						Value of	Unearned	of Unearned
	Securities				Number of		Shares or	Shares, Units	Shares, Units
	Underlying				Shares or Units		Units of	or Other	or Other
	Unexercised	Option			of Stock		Stock That	Rights That	Rights The
	Options	Exercise	Option	RSU	That Have Not		Have Not	Have Not	Have Not
	(#)	Price	Expiration	Grant	Vested		Vested	Vested	Vested
Name	Exercisable	($)	Date	Date	(#)		($)(1)	(#)(2)	($)(1)
Sam Owusu-Akyaw	100,000	6.44	07/02/14	—	—		—	—	—
	40,000	4.00	08/17/14	—	—		—	—	—
	30,000	5.35	12/16/14	—	—		—	—	—
	45,000	4.48	12/15/15	—	—		—	—	—
	—	—	—	08/01/07	30,000	(3)	50,700	—	—
	—	—	—	08/16/07	80,000	(4)	135,200	—	—
	—	—	—	12/20/07	7,875	(5)	13,309	—	—
	—	—	—	12/18/08	9,090	(5)	15,362	—	—
	—	—	—	12/18/08	—		—	21,210	35,845
Mark H. Burroughs	25,000	5.28	11/01/10	—	—		—	—	—
	7,000	5.48	12/13/11	—	—		—	—	—
	20,000	8.90	08/02/12	—	—		—	—	—
	12,000	7.96	12/18/13	—	—		—	—	—
	15,000	5.35	12/16/14	—	—		—	—	—
	26,250	4.48	12/15/15	—	—		—	—	—
	—	—	—	08/01/07	8,925	(3)	15,083	—	—
	—	—	—	08/16/07	23,800	(4)	40,222	—	—
	—	—	—	12/20/07	3,038	(5)	5,134	—	—
	—	—	—	12/18/08	4,500	(5)	7,605	—	—
	—	—	—	12/18/08	—		—	10,500	17,745
Robert W. Honneffer	25,000	3.93	09/27/14	—	—		—	—	—
	5,000	5.35	12/16/14	—	—		—	—	—
	8,250	4.48	12/15/15	—	—		—	—	—
	—	—	—	08/01/07	9,775	(3)	16,520	—	—
	—	—	—	08/16/07	26,066	(4)	44,052	—	—
	—	—	—	12/20/07	3,375	(5)	5,704	—	—
	—	—	—	12/18/08	4,500	(5)	7,605	—	—
	—	—	—	12/18/08	—		—	10,500	17,745
Robert M. Wynalek	50,000	3.93	09/27/14	—	—		—	—	—
	9,000	5.35	12/16/14	—	—		—	—	—
	15,000	4.48	12/15/15	—	—		—	—	—
	—	—	—	08/01/07	8,925	(3)	15,083	—	—
	—	—	—	08/16/07	23,800	(4)	40,222	—	—
	—	—	—	12/20/07	3,150	(5)	5,324	—	—
	—	—	—	12/18/08	4,500	(5)	7,605	—	—
	—	—	—	12/18/08	—		—	10,500	17,745

(1)	Market value of RSU awards that have not vested is based on the closing market price of our common stock at December 31, 2008 of $1.96 per share.

(2)
These RSUs vest in their entirety on December 18, 2011, subject to the satisfaction of a vesting condition linked to the Company’s diluted EPS for 2009. If actual diluted EPS for 2009 is less than 75% of the specified diluted EPS target (as determined by the Board), none of the RSUs will vest. For diluted EPS results between 75% and 175% of the specified diluted EPS target, the RSUs will vest in proportion to the level of diluted EPS achieved, with a minimum vesting percentage of 60% and a maximum vesting percentage of 150% of the total RSUs granted.

(3)	These RSUs vest at a rate of 50% each year beginning on the first anniversary of the grant date.

(4)	These RSUs vest at a rate of 33.33% each year beginning on the first anniversary of the grant date.

(5)	These RSUs vest at a rate of 25% each year beginning on the first anniversary of the grant date.
Stock Vested
The following table summarizes information with respect to restricted stock unit awards vesting during fiscal 2008 for each of the Named Executive Officers.
Stock Vested

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)	($)(1)
Sam Owusu-Akyaw	72,625	400,674
Mark H. Burroughs	21,837	119,753
Robert W. Honneffer	23,934	131,201
Robert M. Wynalek	21,875	119,844

(1)
Value determined by multiplying the number of vested shares by the closing market price of a share of Osteotech’s common stock on the vesting date or on the previous business day, in the event the vesting date is not a business day.

Employment and Change in Control Agreements
Employment Agreements
Each of the Named Executive Officers has entered into an employment agreement with Osteotech. The employment agreements with the Named Executive Officers have two year terms and are subject to automatic renewal for additional two year terms, unless terminated at least three months prior to the expiration of the current two year term. The employment agreements provide that, if a Named Executive Officer is terminated without cause, he will be entitled to certain severance payments. Mr. Owusu-Akyaw would be entitled to severance payments equal to 24 months of his base salary, payable in monthly installments, and continuation of medical and dental benefits and life insurance for the same 24 month period to the extent such benefits were being provided to him at the time of termination. Messrs. Burroughs, Wynalek and Honneffer each would be entitled to severance payments equal to 12 months of his base salary, payable in monthly installments, and continuation of medical and dental benefits and life insurance for the same 12 month period to the extent such benefits were being provided to him at the time of termination. In addition, Mr. Owusu-Akyaw would be eligible for outplacement services for up to 24 months, as necessary, and Mr. Burroughs would be eligible for outplacement services for up to 12 months, as necessary.
Change in Control Agreements
We have entered into change in control agreements with each of the Named Executive Officers. Under the change in control agreements, a change in control is defined as:
•	a change in the Board such that a majority of the Board is made up of persons who were neither nominated nor appointed by incumbent Directors;
•
the acquisition by any person of a majority of the outstanding voting securities of Osteotech, except if such acquisition is effected by Osteotech itself, by an employee benefit plan of Osteotech or pursuant to an offering by Osteotech of its voting securities;

•	a merger or consolidation of Osteotech with another company such that neither Osteotech nor any of its subsidiaries will be the surviving entity;
•
a merger or consolidation of Osteotech following which Osteotech or a previous subsidiary of Osteotech will be the surviving entity and a majority of the voting securities of Osteotech will be owned by a person or persons who were not beneficial owners of a majority of Osteotech’s voting securities prior to such merger or consolidation;

•	a liquidation of Osteotech; or
•	a sale or disposition by Osteotech of at least 80% of its assets.
Under the change in control agreements, for one year after the occurrence of a change in control, each executive will remain in Osteotech’s employ in the same position he held before the change in control and will be entitled to a base salary and benefits no less favorable than those in effect for such executive immediately preceding the change in control. In addition, upon a change in control, all unvested stock options held by each executive will vest and become exercisable immediately, notwithstanding anything to the contrary contained in the option agreements or any plan covering such options. If, however, the change in control arises from a merger or consolidation in which neither Osteotech nor any of its subsidiaries is the surviving entity or from the liquidation of Osteotech, each executive will be given a reasonable opportunity to exercise such options prior to the change in control and any such options not so exercised will terminate on the effective date of the change in control.
The agreements also provide that if, after a change in control, an executive’s employment is terminated for any reason, the executive will be entitled to receive all then accrued pay, benefits, executive compensation (as defined in these agreements) and fringe benefits, including pro rata bonus and incentive plan earnings through the date of his termination plus the amount of any compensation he previously deferred, in each case, to the extent theretofore unpaid. In addition, unless the executive’s employment was terminated by the executive without good reason (as defined below) on or prior to the 180th day after the change in control event or by Osteotech for just cause (as defined in the agreement) on or prior to the 180th day after the change in control event, the executive will receive (1) a payment equal to three times the sum of (a) his average annual base salary plus (b) his average annual cash bonuses, for the five taxable years prior to the change in control event, plus interest, and (2) at Osteotech’s expense, medical, health and disability benefits comparable to those he received prior to the change in control for a period of three years following his termination. Furthermore, unless the executive’s employment was terminated (a) by the executive other than for good reason prior to the 180th day following a change in control event, (b) by the executive voluntarily for any reason after the 180th day following a change in control event or (c) by Osteotech for just cause, the executive will also be entitled to (1) the balance of all pay, benefits, compensation and fringe benefits including (but not limited to) pro rata salary, bonus and incentive plan earnings payable through the first anniversary of the change in control event, and (2) an office and reasonable secretarial and other services from Osteotech for one year from the date of his termination. For purposes of the change in control agreements, good reason includes:
•
the assignment to the executive of duties which are not substantially of equal status, dignity and character as the duties performed immediately prior to the change in control, or a substantial reduction in the nature or status of his responsibilities from those in effect immediately prior to the change in control;

•	the failure of Osteotech to provide full compensation as contemplated by the change in control agreement;

•
the relocation of the executive’s office to a location more than 15 miles from the location of such office immediately prior to the change in control, or his being required to travel to a substantially greater extent than required immediately prior to the change in control in order to perform duties of substantially equal status, dignity and character to those performed prior to the change in control;

•
the failure of a successor corporation to expressly assume and agree to perform Osteotech’s obligations under the change in control agreement, provided such successor has received at least 20 days prior written notice of such obligations; and

•	the voluntary termination by the executive for any reason after the 180th day following the change in control.

Potential Payments Upon Termination Without Cause or Certain Terminations After a Change in Control.
The following table shows potential payments to the Named Executive Officers upon (1) termination without cause on December 31, 2008 and (2) termination for good reason or without cause after a change in control of Osteotech, assuming any such termination of employment occurred on December 31, 2008, one day after such change in control. Because none of the Named Executive Officers has stock options with an exercise price below the market value of our common stock on December 31, 3008, the table below assumes no outstanding stock options were exercised by the Named Executive Officers.

			Termination For	Termination
		Without Cause	Good Reason After	Without Cause After
		Termination	Change in Control	Change in Control
Name	Description	($)	($)	($)
Sam Owusu-Akyaw	Severance Amount	800,000	1,637,800	2,437,800
	Value of Accelerated RSUs(1)	—	250,400	250,400
	Value of Benefits Continuation	55,800	76,800	101,600
	Value of Outplacement Services	50,000	—	50,000

	Total	905,800	1,965,000	2,789,800

Mark H. Burroughs	Severance Amount	248,400	991,400	1,239,800
	Value of Accelerated RSUs(1)	—	85,800	85,800
	Value of Benefits Continuation	25,700	67,400	77,600
	Value of Outplacement Services	25,000	—	25,000

	Total	299,100	1,144,600	1,403,200

Robert W. Honneffer	Severance Amount	204,900	799,300	1,004,200
	Value of Accelerated RSUs(1)	—	91,600	91,600
	Value of Benefits Continuation	24,900	64,200	73,800
	Value of Outplacement Services	—	—	—

	Total	229,800	955,100	1,169,600

Robert M. Wynalek	Severance Amount	264,700	1,067,000	1,331,700
	Value of Accelerated RSUs(1)	—	86,000	86,000
	Value of Benefits Continuation	25,900	68,500	79,000
	Value of Outplacement Services	—	—	—

	Total	290,600	1,221,500	1,496,700

(1)	Value determined by multiplying the number of RSUs that vest by $1.96, the closing market price of a share of our common stock on December 31, 2008, the last business day of the 2008 fiscal year.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
MEMBERS OF THE COMPENSATION COMMITTEE
Robert J. Palmisano, Chairman
Stephen S. Galliker
Dr. Cato T. Laurencin
TRANSACTIONS WITH RELATED PERSONS
It is the policy of the Company, as set forth in the Company’s corporate governance guidelines, not to enter into any “related party transaction” (defined consistent with SEC Regulation S-K, Item 404) unless the Audit Committee or a comparable independent body of the Board reviews and approves such transaction. We annually require each of our directors and executive officers to complete a director and officer questionnaire that elicits information about related person transactions, including any such transactions which are required to be disclosed under the rules of the SEC. No member of the Audit Committee or comparable body shall participate in the review or approval of any related party transaction or any material amendment thereto where that member is a related party in that transaction. In reviewing and approving any related party transaction or any material amendment thereto, the Audit Committee or comparable body shall satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or material amendment, and shall determine that the related party transaction or material amendment thereto is fair to the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Exchange Act and SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal year 2008, such SEC filing requirements were satisfied on a timely basis, except for Messrs. Fallon, Galliker, Shannon and Palmisano each filed a late Form 4 relating to the vesting of restricted stock units in June 2008, and Mr. Fallon filed a late Form 4 relating to a purchase in November 2008.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
Messrs. Palmisano, Galliker and Gunn and Dr. Laurencin served on the Compensation Committee during the year ended December 31, 2008. None of these directors is, or has ever been, an officer or employee of Osteotech or any of its subsidiaries and none of these directors had any relationship requiring disclosure by Osteotech under Item 404 of Regulation S-K — Transactions with Related Persons, Promoters and Certain Control Persons. During the year ended December 31, 2008, no executive officer of Osteotech served on the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any other entity, one of whose executive officers also served on the Compensation Committee or the Board. No executive officer of Osteotech currently served as a director of another entity, one of whose executive officers served on Osteotech’s Compensation Committee.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Auditors
BDO Seidman, LLP served as Osteotech’s independent registered public accounting firm for the year ended December 31, 2008. The Audit Committee of the Board has selected BDO Seidman to act as Osteotech’s independent registered public accounting firm for the year ending December 31, 2009. While we are not required to do so, Osteotech is submitting the selection of BDO Seidman, LLP to serve as our independent auditor for the fiscal year ending December 31, 2009, for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may, in its sole discretion, direct the appointment of a different independent registered public accounting firm at any time during this year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of BDO Seidman, LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.
Board Recommendation and Stockholder Vote Required
The Board recommends a vote FOR ratification of the appointment of BDO Seidman as Osteotech’s independent registered public accounting firm for the year ending December 31, 2009 (Proposal No. 2 on the proxy card). The affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal will be required for approval.

ANNUAL REPORT TO STOCKHOLDERS
Osteotech’s 2008 Annual Report to Stockholders accompanies this proxy statement. The Company will mail without change to any stockholder upon written request, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including financial statements, schedules and a list of exhibits. Requests should be sent to Osteotech, Inc., 51 James Way, Eatontown, New Jersey 07724, Attention: Chief Financial Officer.
“HOUSEHOLDING” OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Osteotech proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Osteotech, Inc., 51 James Way, Eatontown, New Jersey 07724, Attention: Chief Financial Officer.
STOCKHOLDERS’ PROPOSALS
In order for a stockholder to have a proposal included in the proxy statement for the 2010 annual stockholders’ meeting, the proposal must comply with both the procedures identified by Rule 14a-8 under the Exchange Act and be received in writing by Osteotech’s Secretary on or before 5:00 p.m. Eastern Standard Time on January 6, 2010. Such a proposal will be considered at the 2010 annual stockholders’ meeting.
In the event a stockholder does not meet the January 6, 2010 deadline, the stockholder can still give notice of a proposal to be presented at the 2010 annual stockholders’ meeting between 5:00 p.m. Eastern Standard Time on February 20, 2010 and 5:00 p.m. Eastern Standard Time on March 22, 2010; however, such proposal will not be included in the proxy materials relating to such meeting. Such a proposal will be considered timely within Rule 14a-4(c) and may be considered at the 2010 annual stockholders’ meeting if it complies with Rule 14a-8.
Any proposal received after March 22, 2010 will be considered untimely within Rule 14a-4(c) of the Exchange Act and the persons named in the proxy for such meeting may exercise their discretionary voting power with respect to such proposal.
GENERAL
The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by Osteotech. In addition to the use of mailings, proxies may be solicited by personal interview, telephone and telegraph, and by directors, officers and regular employees of Osteotech without special compensation therefore. Osteotech expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of Osteotech’s common stock. The Company may retain an outside consultant to assist in the solicitation of proxies.
Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR all of the proposals described in this proxy statement.

OTHER MATTERS
The Board knows of no other matters to be brought before the annual meeting. If matters other than the foregoing should arise at the annual meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxy card.
Please complete, sign and date the enclosed proxy card, which is revocable as described herein, and mail it promptly in the enclosed postage-paid envelope.

By Order of the Board of Directors,
/s/ Mark H. Burroughs
MARK H. BURROUGHS
Assistant Secretary

Dated: May 6, 2009

PROXY CARD
OSTEOTECH, INC.
PROXY
COMMON STOCK
ANNUAL MEETING: JUNE 18, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Sam Owusu-Akyaw and Mark H. Burroughs, and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below and on the reverse side, upon the following proposals and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting of Stockholders of Osteotech, Inc. to be held at the Sheraton Eatontown Hotel and Conference Center, 6 Industrial Way East, Eatontown, New Jersey 07724 on Thursday, June 18, 2009, at 9:00 am local time or any adjournment(s), postponement(s) or other delay(s) thereof (the “Annual Meeting”), all shares of common stock of Osteotech to which the undersigned is entitled to vote at the Annual Meeting. The following proposals are more fully described in the Notice of Annual Meeting and Proxy Statement for the Annual Meeting dated May 6, 2009 (receipt of which is hereby acknowledged).
UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND WILL BE VOTED, EITHER FOR OR AGAINST, AT THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSALS 1 AND 2.
(Continued and to be dated and signed on the reverse side.)
OSTEOTECH, INC.
51 JAMES WAY
EATONTOWN, NEW JERSEY 07724

1. To elect six (6) directors.	FOR all nominees ☐ listed below.	WITHHOLD AUTHORITY ☐ for all nominees listed below	FOR ALL EXCEPT ☐ those nominees that I have listed below
Nominees: Kenneth P. Fallon, III, Stephen S. Galliker, Dr. Cato T. Laurencin, Sam Owusu-Akyaw, Robert J. Palmisano and James M. Shannon, (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “FOR ALL EXCEPT” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

Exceptions:

2.	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To transact such other business as may properly come before the Annual Meeting.

PLEASE CHECK THIS BOX IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. ☐

(Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Please Date:

Sign Here:

Additional Signature (if held jointly)

Votes must be indicated in Black or Blue ink.
PLEASE SIGN AND DATE AND RETURN YOUR PROXY TODAY